Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of September 18, 2013 (the “Effective Date”) by and between Sprint Corporation, a Delaware corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities and Daniel R. Hesse (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”), which replaces as of the Effective Date the Employment Agreement originally entered into as of December 17, 2007 by and between the Executive and Sprint Nextel Corporation (“Old Sprint”), which was amended and restated on December 31, 2008 and again amended effective November 16, 2012, the terms of which shall govern the rights and obligations of the Parties for the period prior to the Effective Date. Certain capitalized terms are defined in Section 30.

WITNESSETH:

WHEREAS, the Executive serves as President and Chief Executive Officer of the Company; and

WHEREAS, the Company desires the Executive to continue to serve as President and Chief Executive Officer of the Company, and the Executive is willing to do so, pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Employment

(a) The Company will continue to employ the Executive, and the Executive will continue to be employed by the Company, upon the terms and conditions set forth herein.

(b) The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. Employment Term. Subject to termination under Section 9, the Executive’s Employment Term hereunder shall be for the period commencing on the Effective Date and shall continue through July 31, 2018 (the “Employment Term”). The Executive shall provide the Company with written notice of his intent to terminate employment with the Company at least 30 days prior to the effective date of such termination.

3. Position and Duties of the Executive.

(a) The Executive shall serve as the President and Chief Executive Officer of the Company and shall have such duties and authority consistent with such position as are customary for the position of chief executive officer of a company of the size and nature of the business of the Company, and such other duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) consistent with such position and agrees to serve as an officer and/or be an employee of any Subsidiary as may be reasonably requested from time to time by the Board or any committee of the Board. In such capacity, the Executive shall report only to the Board and shall be the highest ranking senior officer of the Company, and all employees of the Company and its Subsidiaries shall report, directly or indirectly, to the Executive. The Company, having appointed the Executive to the Board, will throughout the Employment Term nominate him for election to the Board by the Company’s shareholders at all future annual shareholders’ meetings and any special shareholder meeting at which the Board is to be elected.

(b) During the Employment Term, the Executive shall, except as may from time to time be otherwise agreed to in writing by the Company, during reasonable vacations (as set forth in Section 7 hereof) and authorized leave, and as may from time to time otherwise be permitted pursuant to Section 3(c), devote his best efforts, full attention and energies during his normal working time to the Executive’s position and duties as set forth in Section 3(a), in each case, within the framework of the Company’s policies and objectives.

(c) During the Employment Term, and provided that such activities do not contravene the provisions of Section 3(a) or Sections 10, 11, 12 or 13 hereof and, provided further, the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may participate in any governmental, educational, charitable or other community affairs, manage his personal investments, continue to serve on governing boards on which he was serving on the Effective Date, and, subject to the prior approval of the Board serve as a member of the governing board of any such organization or any private or public for-profit company. The Executive may retain all fees and other compensation from any such service, and the Company shall not reduce his compensation hereunder by the amount of such fees.

4. Compensation.

(a) Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $1,200,000 (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding payment of salary to the Company’s senior executives. The Base Salary will be reviewed periodically by the Compensation Committee and may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time in the Compensation Committee’s sole discretion.

(b) Incentive Compensation. The Executive will continue to be eligible to participate in any short-term and long-term incentive compensation plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives, including, but not limited to, the STIP and the LTIP. Except as otherwise provided in this Agreement, incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder. Such participation shall include the following.

(i) Annual Performance Bonus. During the Employment Term, the Executive shall continue to be eligible to participate in the STIP, with such opportunities as may be determined by the Compensation Committee in its sole discretion (each such annual opportunity, a “Target Bonus”); provided, however, that for the bonus year ending December 31, 2013 and thereafter during the Employment Term, the Executive will participate at an annual Target Bonus opportunity of 200% of his Base Salary (which percentage may be increased, but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives), and the Executive shall be entitled to receive full payment of any award under the STIP up to a maximum annual bonus of 200% of his Target Bonus, determined pursuant to the STIP for such year (a “Bonus Award”).

(ii) Long-Term Performance Bonus. During the Employment Term, the Executive shall continue to be entitled to participate in the LTIP with such opportunities as may be determined by the Compensation Committee.

(iii) Incentive bonuses, if earned, shall be paid when incentive compensation is customarily paid to the Company’s senior executives in accordance with the terms of the applicable plans, programs or arrangements.

(iv) Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, the Executive’s incentive compensation during the Employment Term may be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

(c) Other Equity Compensation. During the Employment Term, in addition to the LTIP, the Executive shall continue to be eligible to participate in such other equity incentive compensation plans and programs as the Company generally provides to its senior executives under such plans and programs. During the Employment Term, the Compensation Committee may, in its sole discretion, grant equity awards to the Executive, which would be subject to the terms of the award agreements evidencing such grants and the applicable plan or program.

5. Benefits. Anything to the contrary notwithstanding (i) any obligation of Old Sprint to provide the Executive compensation or benefits may be fulfilled and discharged by the Company, and (ii) any plan, program or policy pursuant to which compensation or benefits have been provided by Old Sprint, may be assumed and adopted as its own by the Company; provided that, Old Sprint shall remain obligated in respect of such compensation or benefits until and unless such obligation is fulfilled and discharged.

(a) During the Employment Term, the Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in: (i) Company-sponsored group health, major medical, dental, vision, life insurance, pension and profit sharing, 401(k) and employee benefit plans, programs and arrangements (the “Employee Plans”) and such other usual and customary benefits in which senior executives of the Company participate from time to time, and (ii) such fringe benefits and perquisites as may be made available to senior executives of the Company as a group. The Executive shall be entitled to indemnification on terms and conditions no less favorable than those made available generally to the senior officers as such indemnification arrangements shall be in effect from time to time.

(b) The Executive acknowledges that the Company may change its benefit programs from time to time, which may result in certain benefit programs being amended or terminated for its senior executives generally.

6. Expenses. The Company shall pay or reimburse the Executive for reasonable and necessary business expenses incurred by the Executive in connection with his duties on behalf of the Company in accordance with the Company’s Enterprise Financial Services—Employee Travel and Expense Policy, as may be amended from time to time, or any successor policy, plan, program or arrangement thereto and any other of its expense policies applicable to senior executives of the Company, following submission by the Executive of reimbursement expense forms in a form consistent with such expense policies

7. Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy at a minimum of four (4) weeks vacation per calendar year, in accordance with the Company’s policy generally applicable to senior executives.

8. Place of Performance. The Executive’s place of work, subject to reasonable and necessary travel requirements, shall be the offices of the Company located in Overland Park, Kansas. If the Company relocates the Executive’s place of work more than 50 miles from his place of work immediately prior to such relocation, the Executive shall, subject to his right to terminate his employment for Good Reason, relocate to a residence within the greater of (a) 50 miles of such relocated executive offices or (b) such total miles that does not exceed the total number of miles the Executive commuted to his place of work prior to such relocation of the Executive’s place of work. To the extent the Executive relocates his residence as provided in this Section 8, the Company will pay or reimburse the Executive’s relocation expenses in accordance with the Company’s relocation policy applicable to senior executives.

9. Termination.

(a) Termination by the Company for Cause or Resignation by the Executive Without Good Reason. If, during the Employment Term, the Executive’s employment is terminated by the Company for Cause, or if the Executive resigns without Good Reason, the Executive shall not be eligible to receive Base Salary or to participate in any Employee Plans with respect to future periods after the date of such termination or resignation except for the right to receive accrued but unpaid cash compensation and vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(b) Termination by the Company Without Cause or Resignation by the Executive for Good Reason outside of the CIC Severance Protection Period. If, during the Employment Term, the Executive’s employment is terminated by the Company without Cause or the Executive terminates for Good Reason prior to, or following expiration of, the CIC Severance Protection Period and such termination constitutes a Separation from Service or the Executive is entitled to severance compensation and benefits under this Section 9(b) pursuant to the provisions of Section 9(c), the Executive shall be entitled to receive from the Company: (1) the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law, and (2) conditioned upon the Executive executing a Release within the Release Consideration Period and delivering it to the Company with the Release Revocation Period expired without revocation, and in full satisfaction of the Executive’s rights and any benefits the Executive might be entitled to under the Separation Plan and this Agreement, unless otherwise specified herein:

(i) periodic payments in an aggregate amount equal to two times his Base Salary in effect prior to the termination of his employment (or, if termination occurs for Good Reason based on a reduction of Base Salary, his Base Salary in effect immediately before such reduction), which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement for the Payment Period except that (A) if the Release Consideration and Revocation Period ends on or after December 15th of the calendar year of the Executive’s Separation from Service, such installments that are otherwise payable in the calendar year of the Executive’s Separation from Service shall be paid in a lump sum on the first business day of the following calendar year or (B) if the Executive is a Specified Employee, with respect to any amount payable by reason of the Separation from Service that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall not commence until after the end of the six continuous month period following the date of the Executive’s Separation from Service, in which case, the Executive shall be paid a lump-sum cash payment equal to the aggregate amount of missed installments during such period on the first day of the seventh month following the date of the Executive’s Separation from Service;

(ii) (A) a pro rata payment of the Bonus Award for the portion of the Company’s current fiscal year prior to the date of termination of his employment; (B) a pro rata payment of the Capped Bonus Award for the portion of the Company’s current fiscal year following the date of termination of his employment; (C) for the next fiscal year following the fiscal year during which termination of his employment occurs, the Capped Bonus Award; and (D) payment of a pro rata portion of the Capped Bonus Award for the second year following the fiscal year during which the Executive’s employment terminates (for purposes of this Section 9(b)(ii), any pro rata payment shall be determined based on the methodology for determining pro rated awards under the STIP, each such payment to be payable in accordance with the provisions of the STIP in the calendar year in which the Bonus Award or each Capped Bonus Award, as applicable, is determined, and in all events, not later than December 31st of the year in which each such award is determined); provided, however, that to the extent the Executive’s employment is terminated for Good Reason due to a reduction of the Executive’s Target Bonus in accordance with Section 30(y)(ii), the Executive’s Target Bonus for the purposes of this Section 9(b)(ii) shall be the Executive’s Target Bonus immediately prior to such reduction;

(iii) from the date of Separation from Service, continued participation in the Company’s group health plans at then-existing participation and coverage levels for the number of months equal to the period of continuation coverage the Executive would be entitled to pursuant to Section 4980B of the Code, in accordance with Section 409A of the Code and otherwise to the extent permitted by law, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements and the Company shall deduct from each payment payable to the Executive pursuant to Section 9(b)(i), the amount of any employee contributions necessary to maintain such coverage for such period, except that subject to Section 9(b)(iv), (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(iii) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer;

(iv) continued participation at the Executive’s sole cost in the Company’s group health plans at then-existing participation and coverage levels for the remainder of the Payment Period following the period of continuation coverage the Executive would be entitled to, if any, pursuant to Section 9(b)(iii) above, in accordance with Section 409A of the Code and otherwise to the extent permitted by law, comparable to the terms in effect from time to time for the Company’s senior executives, but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month commencing with the first calendar month of the six-month period following the period of continuation coverage specified in Section 9(b)(iii), and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(iv) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer;

(v) continued participation in the Company’s employee life insurance plans at then-existing participation and coverage levels for the Payment Period, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements and the Company shall deduct from each payment payable to the Executive pursuant to Section 9(b)(i), the amount of any employee contributions necessary to maintain such coverage for such period, except that the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(v) as of the date that the Executive becomes eligible to receive comparable benefits from a new employer; and

(vi) outplacement services by a firm selected by the Company at its expense in an amount not to exceed $35,000; provided, however, that all such outplacement services must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not executed the Release and delivered it to the Company within the Release Consideration Period, or has revoked the executed Release within the Release Revocation Period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b).

(c) Termination by the Company Without Cause or Resignation by the Executive for Good Reason During the CIC Severance Protection Period. Subject to (i)-(iv) below, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason, before the Employment Term expires and during the CIC Severance Protection Period, and the termination constitutes a Separation from Service, subject to the terms of the CIC Severance Plan, the Executive will become entitled to severance compensation and benefits under the CIC Severance Plan as of (x) the date the Separation from Service occurs, or (y) in the event of a Pre-CIC Termination, the date the Change in Control occurs, as of which date all rights to severance benefits under this Agreement will cease.

(i) The CIC Severance Plan will not apply and the Executive will be entitled to severance compensation and benefits under Section 9(b) of this Agreement if (x) as of his Separation from Service, the Executive is not a Participant in, or (y) the Executive is otherwise not entitled to severance compensation and benefits under, the CIC Severance Plan.

(ii) If the Executive is entitled to severance benefits under the CIC Severance Plan as a result of Pre-CIC Termination, any benefits payable before the Change in Control will be paid under this Agreement and any additional benefits payable after the Change in Control will be paid under the CIC Severance Plan.

(iii) In no event may there be duplication of benefits under this Agreement and the CIC Severance Plan.

(iv) The terms “Change in Control” and “Pre-CIC Termination” are defined in the CIC Severance Plan.

(d) Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment will terminate and the Executive’s beneficiary or if none, the Executive’s estate, shall be entitled to receive from the Company the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law.

(e) Termination by Disability. If the Executive becomes Disabled prior to the expiration of the Employment Term, the Executive’s employment will terminate, and provided that such termination constitutes a Separation from Service, the Executive shall be entitled to receive from the Company the Executive’s accrued, but unpaid, Base Salary through the date of termination of employment and any vested benefits under any Employee Plan in accordance with the terms of such Employee Plan and applicable law and:

(i) periodic payments in an aggregate amount equal to his Base Salary in effect prior to the termination of his employment, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement for the longer of 12 months or the applicable waiting period under the Company’s long-term disability plan (the “LTD Plan”) (reduced by any amounts paid under the LTD Plan) now or hereafter sponsored by the Company (calculated on a monthly basis) commencing on the Separation from Service date; provided, however, that in the event that the Executive is a Specified Employee, any such payments that constitute deferred compensation within the meaning of Section 409A of the Code will not commence until earliest to occur of (A) the first business day of the seventh month following the date of the Executive’s Separation from Service or (B) death, except that the Executive on such date will be paid a lump-sum cash payment equal to the aggregate amount of any such payments that constitute deferred compensation within the meaning of Section 409A of the Code that the Executive would have been entitled to receive during the six-month period following the Executive’s Separation from Service, and the Executive shall receive the remaining payments for six months payable in equal installments on the regular payroll dates under the Company’s payroll practices applicable to the Executive on the date of this Agreement commencing on the first business day of the seventh month following the date of the Executive’s Separation from Service as specified in this Section 9(e)(i); and

(ii) continued participation in the Company’s group health plans to the extent permitted by law at then-existing participation and coverage levels for the longer of 12 months (measured from the Executive’s Separation from Service) or the waiting period under the LTD Plan, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements; provided, however, that if the Executive would not be eligible for participation under the Company’s group health plans but for this Section 9(e)(ii), such continued participation will be at the Executive’s sole cost and only to the extent the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month of such coverage, and the Company shall reimburse the Executive, in accordance with the terms of Section 6 hereof, for the amount of such premiums.

(f) No Mitigation Obligation. No amounts paid under Section 9 will be reduced by any earnings that the Executive may receive from any other source, except that the Executive’s coverage under the Company’s medical, dental, vision and employee life insurance plans will terminate as of the date that the Executive is eligible for comparable benefits from a new employer. The Executive shall notify the Company within 30 days after becoming eligible for coverage of any such benefits.

(g) Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits hereunder shall be forfeited to the extent of any amounts payable after any breach of Section 10, 11, 12, 13 or 15 by the Executive.

10. Confidential Information; Statements to Third Parties.

(a) During the Employment Term and on a permanent basis upon and following termination of the Executive’s employment, the Executive acknowledges that:

(i) all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries or any of its affiliates (entities or ventures in which the Company, directly or indirectly, has an ownership interest of 10% or more or which has an ownership interest of 10% or more in the Company) (collectively, the “Confidentiality Group”) of a proprietary, private, secret or confidential nature (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) concerning the Confidentiality Group’s business, business relationships or financial affairs, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information (collectively, “Proprietary Information”) shall be the exclusive property of the Confidentiality Group.

(ii) reasonable efforts have been put forth by the Confidentiality Group to maintain the secrecy of its Proprietary Information; and

(iii) any willful retention or use by the Executive of Proprietary Information that violates this Agreement after the termination of the Executive’s employment will constitute a misappropriation of the Confidentiality Group’s Proprietary Information.

(b) The Executive further acknowledges and agrees that he will take all affirmative steps as reasonably necessary or requested by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company, provided that the Company shall be responsible for any costs reasonably incurred by the Executive in complying with this obligation.

(c) All materials or copies thereof and all tangible things and other property of the Confidentiality Group that embody or represent Proprietary Information in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned them) in good condition, on or before five business days subsequent to the earlier of: (i) a request by the Company or (ii) the Executive’s termination of employment for any reason. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any statements or affirmations of compliance under oath that the Company may reasonably require. Anything herein to the contrary notwithstanding, upon his termination, the Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing the Executive’s compensation or relating to the reimbursement of expenses incurred by him, (iii) information the Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to his employment, or termination thereof, with the Company. To the extent that Executive makes use of his own personal computing devices (e.g., PDA, laptop, thumb drives, etc.) during the Employment Term, upon termination of the Employment Term or at any earlier time if requested by the Company, Executive will deliver such personal computing devices to the Company for review and permit the Company to delete all Proprietary Information from such personal computing devices.

(d) The Executive further agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property, set forth in Section 10(c) above, also extends to such types of information, materials and tangible property of customers of the Company Group, consultants for the Confidentiality Group, suppliers to the Confidentiality Group, or other third parties who may have disclosed or entrusted the same to the Confidentiality Group or to the Executive.

(e) The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner except in carrying out his duties hereunder any Proprietary Information without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties under this Agreement) without written approval of the Board, either during or after his employment with the Company.

(f) Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Confidentiality Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that is legally required to be disclosed, and the Executive will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information.

(g) The Executive’s obligations under this Section 10 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company’s policies, general legal or equitable principles or statutes.

(h) During the Employment Term and following his termination of employment:

(i) Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director;

(ii) the Company shall refrain from making any statements about Executive that would disparage, or reflect unfavorably upon the image or reputation of Executive; provided, however, that the foregoing shall not prohibit the Company from complying with its policies regarding public statements with respect to the Executive, or otherwise complying with applicable law, and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

(iii) nothing herein precludes honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities or otherwise complying with applicable law.

(i) The Executive acknowledges and agrees that a violation of the foregoing provisions of this Section 10 would cause irreparable harm to the Confidentiality Group, and that its remedy at law for any such violation would be inadequate. In recognition of the foregoing, the Executive agrees that, in addition to any other relief afforded by law or this Agreement, including damages sustained by a breach of this Agreement and any forfeitures under Section 9(g), and without the necessity or proof of actual damages, the Company shall have the right to enforce this Agreement by specific remedies, which shall include, among other things, temporary and permanent injunctions, it being the understanding of the undersigned parties hereto that damages, the forfeitures described above and injunctions shall all be proper modes of relief and are not to be considered as alternative remedies.

11. Non-Competition. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period:

(a) The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company, any of its Subsidiaries or any of its affiliates (entities or ventures in which the Company, directly or indirectly, has an ownership interest of 10% or more) (collectively, the “Company Group”), whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. The Executive’s ownership of less than one percent (1%) of any class of stock in a publicly traded corporation shall not be a breach of this paragraph.

(b) “Competitor” means, at the time of Executive’s termination of employment for any reason, any individual, corporation, partnership, association, joint venture, or trust (a “Person”) or any of such Person’s Divisions doing business in the United States including any territory of the United States (collectively, the “Territory”) or any of such Person’s Divisions employing the Executive doing business in the Territory if such Person or its Division: (i) receives at least 15% of its gross operating revenues from providing wireless communications services of any type (for example, voice, data, including Internet, and video); (ii) is operating for less than 5 years a wireless line of business from which the Company Group derives at least 3% of gross operating revenues, notwithstanding such Person’s or Division’s lack of substantial revenues in such line of business; or (iii) is engaged in any activity or has an interest in any activity in which Proprietary Information to which the Executive had access at any time during the two-year period before his termination of employment could be of substantial economic value to the Person or its Division. For this purpose, “Division” means any distinct group, subsidiary, or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

For purposes of the foregoing, gross operating revenues of the Company Group and such other Person shall be those of the Company Group or such Person, together with their Company Group, but those of any Division employing or proposing to employ Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company Group and such other Person or Division at the time Executive accepts, or proposes to accept, employment with or to otherwise perform services for such Person or Division. If financial information is not publicly available or is inadequate for purposes of applying this definition, the ultimate burden shall be on Executive to present information that such Person or Division is not a Competitor.

(c) The Executive acknowledges and agrees that, for purposes of this Section 11, due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time and that breach of this Agreement by accepting employment with a Competitor would irreparably injure the Company Group. The Parties further acknowledge and agree that the Company Group currently markets its products and services on a nationwide basis, encompassing the Territory, and may expand such Territory to include any international and foreign markets, in which case the Parties acknowledge that the terms and provisions of this Section 11 shall apply to such expanded markets; provided, however, that the consummation of the merger transaction pursuant to the Agreement and Plan of Merger dated as of October 15, 2012, as amended, among the Company, SoftBank Corp. and certain subsidiaries thereof shall not itself constitute an expansion of the Territory in which the Company Group markets its products and services.

(d) The Executive covenants and agrees that should a court at any time determine that any restriction or limitation in this Section 11 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

12. Non-Solicitation. In consideration of the Company entering into this Agreement, for a period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not individually or in cooperation with any other person or entity do or suffer any of the following:

(a) solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(b) induce any person who is an employee, officer or agent of the Company Group to terminate such relationship;

(c) solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive’s employment, for purposes of engaging in business which is competitive to the Company Group within the Territory; or

(d) solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner without prior written consent of the Board.

(e) For purposes of this Section 12 the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, and (iii) initiating communications with any person or entity relating to a possible Change in Control.

(f) Notwithstanding anything to the contrary contained herein, neither any action taken by the Executive in the ordinary course of carrying out his duties under this Agreement nor the Executive’s response to an unsolicited request for an employment reference regarding any former employee of the Company Group shall be a violation of this Section 12.

13. Developments.

(a) The Executive acknowledges and agrees that he will make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business, and which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b) The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. This Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any Territory which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 13(b) shall be interpreted not to apply to any invention which a court rules or the Company agrees falls within such classes.

(c) The Executive further agrees to cooperate fully with the Company, both during and after his employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. The Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all things that the Company may reasonably deem necessary or desirable in order to protect its rights and interests in any Development.

(d) The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact for the sole purpose of executing any such papers on the Executive’s behalf and taking any and all actions as the Company may deem reasonably necessary or desirable in order to protect its rights and interests in any Development, under the conditions described in this sentence.

14. Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11, 12 and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11, 12 and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive materially and willfully breaches any of the provisions of Sections 10, 11, 12 or 13 or engages in any activity that would constitute a material and willful breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12, 13 or this Section 14 is not enforceable as a matter of law, then the Company’s obligation to pay any remaining severance compensation and benefits that has not already been paid to Executive pursuant to Section 9 shall be terminated.

15. Continued Availability and Cooperation.

(a) Following termination of the Executive’s employment, the Executive agrees that, consistent with the Executive’s business and personal affairs and his fiduciary duties to the Company, he will cooperate fully with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company (other than any litigation, administrative proceeding or investigation in which the Executive and the Company are opposing parties); provided, however, nothing in this Section 15 shall require the Executive to cooperate in such a way that would jeopardize his legal interest. Cooperation will include, but is not limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b) The Company will reimburse the Executive for reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if the Executive reasonably determines that he should retain independent legal counsel), incurred in connection with any cooperation, consultation and advice rendered under this Agreement after the Executive’s termination of employment.

16. Dispute Resolution.

(a) In the event that the Parties are unable to resolve any controversy or claim arising out of or in connection with this Agreement or breach thereof, either Party to the dispute shall refer the dispute to binding arbitration, which shall be the exclusive forum for resolving such claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules and Procedures and governed by Delaware law. The arbitration shall be conducted by a single arbitrator selected by the Parties according to the rules of JAMS. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. The arbitration proceeding shall commence on a mutually agreeable date within 90 days after the request for arbitration, unless otherwise agreed by the Parties in Kansas, unless the Parties agree otherwise.

(b) The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

(c) The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and applicable federal, state, and local laws. The decision of the arbitrator shall be final and binding on the Parties.

(d) Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 10, 11, 12 and 13 of this Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction as set forth in Section 21, which court shall apply Delaware law consistent with Section 21 of this Agreement, where either Party may seek injunctive or equitable relief.

17. Other Agreements. No agreements (other than the agreements evidencing any grants of equity awards) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of such Party, pertaining to the subject matter hereof, which are not embodied herein, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement shall be valid or binding on either Party.

18. Withholding of Taxes. The Company will withhold from any amounts payable by it under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

19. Successors and Binding Agreement.

(a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company, except that the Company may assign and transfer this Agreement and delegate its duties thereunder to a wholly owned Subsidiary.

(b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

20. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21. Governing Law and Choice of Forum.

(a) This Agreement will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(b) To the extent not otherwise provided for by Section 16 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Overland Park, Johnson County, Kansas, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Executive and the Company each hereby expressly waives any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

22. Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

23. Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 10, 11, 12, 13, 14, 15, 16, 18, 22 and 26, and the indemnification arrangement according to its terms, will survive any termination or expiration of this Agreement or the termination of the Executive’s employment.

24. Representations and Acknowledgements.

(a) The Executive hereby represents that, except as he has disclosed to the Company, he is not subject to any restriction on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer.

(b) The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data the Executive acquired in confidence or in trust prior to his employment with Old Sprint, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer not included in the Company Group or others.

(c) The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, 12 and 13 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 24(c) and to make such persons aware of the Executive’s obligations under this Agreement.

25. Compliance with Code Section 409A. With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement of provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with the Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with the Agreement.

26. Amendment; Waiver. Except as otherwise provided herein, this Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both Parties hereto. Any waiver shall be in writing and signed by the Party against whom such waiver is sought. No waiver by either Party at any time of any breach by the other Party hereto or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27. Legal Fees. The Executive shall be entitled reimbursement of reasonable legal fees and expenses incurred in connection with the negotiation and execution of this Agreement in an amount not to exceed twenty-five thousand dollars ($25,000).

28. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

29. Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

30. Defined Terms.

(a) “Agreement” has the meaning set forth in the preamble.

(b) “Base Salary” has the meaning set forth in Section 4(a).

(c) “Board” has the meaning set forth in Section 3(a).

(d) “Bonus Award” has the meaning set forth in Section 4(b)(i).

(e) “Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

(f) “Capped Bonus Award” shall mean the lesser of the annual Target Bonus or actual performance for such fiscal year in accordance with the then existing terms of the STIP, which shall not be payable until the Compensation Committee has determined that any incentive targets have been achieved and the subsequent designated payout date has arrived.

(g) “Cause” shall mean:

(i) any act or omission constituting a material and intentional breach by the Executive of any provisions of this Agreement after notice is delivered by the Company that identifies the manner in which the breach occurred, if within 30 days of such notice, the Executive fails to cure any such failure capable of being cured;

(ii) the willful and continued failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s Disability), after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

(iii) any intentional misconduct materially injurious to the Company or any Subsidiary, financial or otherwise, or including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

(iv) the conviction (or plea of no contest) of the Executive for any felony or the indictment of the Executive for any felony including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company; provided, however, that if such indictment is resolved without resulting in a conviction, the Executive shall be entitled to the benefits under Section 9(b);

(v) the commission of any intentional or knowing violation of any antifraud provision of the federal or state securities laws;

(vi) there is a final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses) which commission is materially inimical to the interests of the Company or any Subsidiary, whether for his personal benefit or in connection with his duties for the Company or any Subsidiary;

(vii) current alcohol or prescription drug abuse affecting work performance;

(viii) current illegal use of drugs; or

(ix) violation of the Company’s Code of Conduct,

with written notice of termination by the Company for Cause in each case provided under this Section 30(g).

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” or “willful” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Failure to meet performance expectations, unless willful, continuing, and substantial, shall not be considered “Cause.”

(h) “Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(i) “Change in Control” has the meaning set forth in the CIC Severance Plan.

(j) “Chief Executive Officer” has the meaning set forth in Section 3(a).

(k) “CIC Severance Plan” means the Company’s Change in Control Severance Plan, as may be amended from time to time, or any successor plan, program or arrangement thereto.

(l) “CIC Severance Protection Period” has the meaning set forth in the CIC Severance Plan.

(m) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(n) “Common Stock” means common stock of the Company, par value $.01 per share.

(o) “Company” has the meaning set forth in the preamble.

(p) “Company Group” has the meaning set forth in Section 11(a)(i).

(q) “Compensation Committee” means the Compensation Committee of the Board.

(r) “Competitor” has the meaning set forth in Section 11(b).

“Confidentiality Group” has the meaning set forth in Section 10(a).

(s) “Developments” has the meaning set forth in Section 13(a).

(t) “Disability” or “Disabled” shall mean:

(i) the Executive’s incapacity due to physical or mental illness to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; and, further,

(ii) the Executive becomes eligible to receive benefits under the LTD Plan;

provided, however, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. The costs of such qualified medical doctor shall be paid for by the Company.

(u) “Effective Date” has the meaning set forth in the preamble.

(v) “Employee Plans” has the meaning set forth in Section 5(a).

(w) “Employment Term” has the meaning set forth in Section 2.

(x) “Executive” has the meaning set forth in the preamble.

(y) “Good Reason” means the occurrence of any of the following without the Executive’s written consent, unless within 30 days of the Executive’s written notice of termination of employment for Good Reason, the Company cures any such occurrence:

(i) the Company’s material breach of this Agreement;

(ii) a material reduction in the Executive’s Base Salary, as set forth in Section 4(a), or Target Bonus, as set forth in Section 4(b)(i) (that is not in either case agreed to by the Executive), as compared to the corresponding circumstances in place on the Effective Date as may be increased pursuant to Section 4, except for across-the-board reductions generally applicable to all senior executives or

(iii) relocation of the Executive’s principal place of work more than 50 miles without the Executive’s consent; provided, however, that relocation of the Executive to the principal executive offices of the Company in the vicinity of Fairfax County, Virginia, or to the operational offices on the Company in the vicinity of Overland Park, Kansas, shall not constitute Good Reason.

Any occurrence of Good Reason shall be deemed to be waived by the Executive unless the Executive provides the Company written notice of termination of employment for Good Reason within 90 days of the event giving rise to Good Reason.

(z) “JAMS” has the meaning set forth in Section 16.

(aa) “LTD Plan” has the meaning set forth in Section 9(e).

(bb) “LTIP” means the long-term incentive plan described in Section 4(b)(ii).

(cc) “Old Sprint” has the meaning set forth in the preamble.

(dd) “Participant” has the meaning set forth in the CIC Severance Plan.

(ee) “Parties” has the meaning set forth in the preamble.

(ff) “Party” has the meaning set forth in the preamble.

(gg) “Payment Period” means the period of 24 continuous months, as measured from the Executive’s Separation from Service.

(hh) “Person” has the meaning set forth in Section 11(b).

(ii) “Proprietary Information” has the meaning set forth in Section 10(a)(i).

(jj) “Release” means a release of claims by the Executive in connection with the payment of benefits under this Agreement in the form attached hereto as Exhibit A.

(kk) “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

(ll) “Release Consideration Period” means the period of time pursuant to the terms of the Release afforded the Executive to consider whether to sign it.

(mm) “Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by the Executive.

(nn) “Restricted Period” means the 24-month period following the Executive’s date of termination of employment with the Company for any reason.

(oo) “Separation from Service” means “separation from service” from the Company and its subsidiaries as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21 percent or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Company” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

(pp) “Separation Plan” means the Company’s Separation Plan Amended and Restated Effective February 9, 2009, as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

(qq) “Specified Employee” shall mean an executive who is a “specified employee” for purposes of Section 409A of the Code, as administratively determined by the Board in accordance with the guidance and Treasury regulations issued under Section 409A of the Code.

(rr) “STIP” means the Company’s short-term incentive plan described in Section 4(b)(i).

(ss) “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest. Notwithstanding the foregoing, for purposes of Section 3(a), “Subsidiary” shall mean any affiliate with which the Company would be considered a single employer as described in the definition of Separation from Service.

(tt) “Target Bonus” has the meaning set forth in Section 4(b)(i).

(uu) “Territory” has the meaning set forth in Section 11(b).

Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the day and year first written above.

SPRINT CORPORATION

By:	/s/ Sandra J. Price
Sandra J. Price
Senior Vice President—Human Resources

/s/ Daniel R. Hesse
Daniel R. Hesse

Exhibit A

Form of Release

WHEREAS, Sprint Corporation, a Delaware corporation (the “Company”) and (the “Executive”) are parties to that certain employment agreement dated September 18, 2013 (the “Agreement”);

WHEREAS, the Executive’s employment with the Company terminated on [date] (the “Termination Date”); and

WHEREAS, under Section 9(b) of the Agreement, the Executive is required to sign this release (the “Release”) within [45 or 21, as applicable], days after the Termination Date, in order to receive the payments to be made and the benefits to be received by the Executive pursuant to Section 9(b) of the Agreement.

NOW THEREFORE, in consideration of the promises and agreements contained herein and in the Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

This Release is effective on the Effective Date, as defined in Section 7(b) hereof.

1.	In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 9(b) of the Agreement, the Executive, for himself and the Executive’s dependents, successors, assigns, heirs, executors and administrators (and the Executive’s and their legal representatives of every kind), (the “Executive Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures and their successors and assigns (the “Company Affiliated Group”), and their current and former officers, directors, stockholders, members, employees, heirs, assigns, representatives, insurers, agents and counsel and all persons acting by, through, under or in concert with any of them (but as to any such identified categories of persons, including those acting by, through, under or in concert with them, only in such capacity in such designated category or relationship to such designated category) (together with the Company Affiliated Group, the “Company Releasees”), from any and all arbitrations, complaints, claims, charges, demands, controversies, suits, proceedings and causes of action with respect to liabilities, obligations, promises, agreements, damages, costs, losses, debts or expenses including attorneys’ fees and other legal costs, of any kind whatsoever and every description that are related to the Executive’s employment or termination of employment, whether known or unknown, suspected or unsuspected, which the Executive now has, may have, claimed to have, or any time had against any of the Company Affiliated Group arising prior to the Effective Date (as defined in Section 7(b) below) (collectively “Claims”), and the Executive agrees not to assert any such Claims.

(a)	More specifically, this release of Claims includes, without express or implied limitation, the release of all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied contract or express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under local, state or federal law; any legal restrictions on the right of any of the Company Affiliated Group to terminate employees; Claims arising under any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, the Sarbanes-Oxley Act of 2002; Section 1981 of Title 42 of the United States Code; 42 U.S.C. §1981; and/or Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973; the Racketeer Influenced and Corrupt Organizations Act; the Worker Adjustment and Retraining Notification Act; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; and all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted.

(b)	Notwithstanding the foregoing, nothing herein shall constitute a release by the Executive of any of the following:

(i)	any rights he has under the Agreement, including any right to enforce any of the terms thereof, and any rights he has under this Release, including any right to enforce the terms thereof;

(ii)	any Claim for payments, benefits or other entitlements, to which the Executive is or will be entitled under the terms of any compensation or benefit plan, program or other arrangement maintained by any of the Company Affiliated Group, including without limitation any incentive or deferred compensation plan, any pension plan or benefits under any medical, dental, vision, life insurance, disability insurance or other welfare benefit plan;

(iii)	any Claim for indemnification the Executive may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Company Affiliated Group, under any applicable insurance policy the Company Affiliated Group may maintain, or any under any other agreement with any of the Company Affiliated Group, with respect to any liability, costs or expenses the Executive incurs or has incurred as a director, officer or employee of any of the Company Affiliated Group;

(iv)	any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any of the Company Affiliated Group are jointly liable;

(v)	any Claim that by law may not be released by private agreement without judicial or governmental review and approval;

(vi)	any Claim that arises after the Effective Date; and

(vii)	any Claim the Executive has against any of the Company Releasees solely in his capacity as a shareholder of Sprint Corporation or as a former shareholder of Sprint Nextel Corporation.

2.	The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided to the Executive for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) arising prior to the Effective Date that relate to his employment or termination of employment with the Company that the Executive ever had or now may have against the Company or any of the other company Releasees to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by any of the Company Releasees to the Executive with respect to this Release other than as appear in the Agreement or this Release.

3.	The Executive agrees to release and discharge each Company Releasee, not only from any and all claims (to the extent herein provided) which he could make on his own behalf, but also those which may or could be brought by any person or organization on his behalf, for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class or collective action or representative proceeding in which a claim or claims against any Company Releasee for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Effective Date.

4.	The Executive acknowledges that his waiver and release of rights and claims as set forth in this Release is in exchange for valuable consideration which he would not otherwise be entitled to receive.

5.	The parties understand, agree and intend that, except as otherwise provided in Section 1(b) above, upon the Executive’s receipt of all of the payments and benefits to be paid or provided to him by the Company pursuant to Section 9(b) of the Agreement, he will have received complete satisfaction of any and all claims arising prior to the Effective Date , whether known, suspected, or unknown, that he may have or had against any of the Company Releasees that are related to his employment, or termination of employment, with any of them.

6.	The Executive agrees to pay any reasonable legal fees or costs incurred by any of the Company Affiliated Group as a result of any breach of his promises in this Release, including his promise to fully release each member of the Company Affiliated Group from all Claims and to compensate any such company for its legal costs, including attorneys’ fees incurred by such company as a result of any breach of the Release, except to the extent that he challenges the validity of the Release under the Age Discrimination in Employment Act, in which case such company may only recover such fees and expenses as may be permitted by state and federal law.

7.	The Executive further represents, agrees and acknowledges that:

(a)	he has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Release, has had an opportunity to consult with and to be advised by legal counsel of the Executive’s choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily, without coercion or duress of any kind and intending to be bound;

(b)	he has been given the opportunity to consider this Release for a period of at least [45 or 21, as applicable] days. In the event that the Executive has executed this Release within less than such [45- or 21-, as applicable] day period, the Executive acknowledges that his decision to so execute the Release was entirely voluntary and that he had the opportunity to consider this Release for the entire [45- or 21-, as applicable] day period. The Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s General Counsel before the end of such Revocation Period. Provided that this Release is not revoked pursuant to the preceding sentence, this Release shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If the Executive exercises his right to revoke this Release, the Executive will forfeit his right to receive any of the benefits provided for herein or therein, without affecting the effectiveness of the termination of the Executive’s employment with the Company, and without altering the termination of the Executive’s employment from all offices and any directorships and any fiduciary positions;

(c)	in executing this Release, the Executive does not rely and has not relied upon any representation or statement not set forth herein or in the Agreement made by the Company with regard to the subject matter, basis, or effect of this Release or otherwise; and

(d)

for the purpose of implementing a full and complete release and discharge of the Company Affiliated Group, the Executive expressly acknowledges that this Release is intended to include in its effect, to the extent herein provided, all claims related to his employment or termination of employment with any of the Company Affiliated Group arising before the Effective Date , which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such claim or claims. IN EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.

8.	The Executive represents that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date; provided, however, that this shall not limit the Executive from filing a lawsuit for the sole purpose of enforcing the Executive’s rights under this Release.

9.	The Executive waives and releases any claim that the Executive has or may have to reemployment.

10.	This Release does not waive any of the rights of any of the Company Affiliated Group to enforce any clawback policy including to the extent it may be required under final New York Stock Exchange (or other applicable exchange) listing standards subsequently adopted. Executive agrees that as of the date set forth below, Executive has not reported information to the Securities and Exchange Commission and is not aware of possible securities law compliance failure at any of the Company Affiliated Group by any person that has not been reported to the General Counsel of the Company and further agrees to report to the General Counsel of the Company information Executive learns about a possible securities law compliance failure by any of the Company Affiliated Group after the date set forth below before taking any further action.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
Daniel R. Hesse

THIS RELEASE IS INVALID IF SIGNED BY THE EXECUTIVE BEFORE THE

TERMINATION DATE